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Exhibit 5.2

                     April 20, 2012

Ian Scheinmann
Senior Vice President, Legal Affairs
Cenveo Corporation
201 Broad Street, 6th Floor
One Canterbury Green
Stamford, CT  06901

Re:           Registration Statement on Form S-4

Dear Ian:

We have acted as special counsel to Vaughan Printers Incorporated, a Florida corporation (“Vaughan”), Rex 2010, LLC, a Florida limited liability company (“Rex”), Madison/Graham ColorGraphics, Inc., a California corporation (“Madison/Graham”), and Madison/Graham ColorGraphics Interstate Services, Inc., a California corporation (“Madison/Graham Interstate Services” and, together with Vaughan, Rex and Madison/Graham, the “Specified Entities”), relating to the guarantee by the Specified Entities of the Exchange Notes (as defined below).  The Specified Entities are among several guarantors (such guarantors, including the Specified Entities, the “Subsidiary Guarantors”) in connection with (i) the proposed issuance by Cenveo Corporation, a Delaware corporation (the “Company”), in the exchange offer (the “Exchange Offer”) of up to $225,000,000 aggregate principal amount of its 11½% Senior Notes due 2017 (the “Exchange Notes”), which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like aggregate principal amount of the Company’s outstanding 11½% Senior Notes due 2017 (the “Original Notes”) issued pursuant to Rule 144A and Regulation S of the Securities Act and (ii) the full and unconditional guarantees of the Exchange Notes by Cenveo, Inc., a Colorado corporation (“Parent” and, together with the Company and the Subsidiary Guarantors, the “Issuers”), and the Subsidiary Guarantors.  We have examined the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”) pursuant to the Securities Act.

The Exchange Offer is being made pursuant to the Registration Rights Agreement, dated as of March 28, 2012 (the “Registration Rights Agreement”), among the Issuers and the initial purchasers named therein.  The Registration Rights Agreement was executed in connection with the private placement of the Original Notes.

New York     ■     Washington, D.C.     ■     Los Angeles     ■     Miami     ■     Jersey City     ■     Kansas City     ■     Paris     ■     Tokyo

The Original Notes were issued and the Exchange Notes will be issued pursuant to the Indenture, dated as of March 28, 2012 (the “Indenture”), among the Issuers and U.S. Bank National Association, as trustee (the “Trustee”).

In our examination of the documents referred to below, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies.  As to any facts relevant to the opinions expressed below we have, without independent verification or investigation, relied upon certificates, statements and representations of the Specified Entities and their respective officers and other representatives, and of public officials.

In rendering the opinions set forth below, we have examined and relied on originals or copies of the following:

(a)           the Indenture;

(b)           the Registration Rights Agreement;

(c)           the Notation of Guaranty executed by each Specified Entity with respect to the Exchange Notes (collectively, the “Guarantees”);

(d)           Certified copies of (i) the Articles of Organization and Limited Liability Company Agreement of Rex, (ii) the Articles of Incorporation and Bylaws of Vaughan, (iii) the Amended and Restated Articles of Incorporation and Bylaws, as amended on March 21, 2012, of Madison/Graham, and (iv) the Articles of Incorporation and Bylaws, as amended on March 21, 2012, of Madison/Graham Interstate;

(e)           Certified copies of the resolutions of the boards of managers, members or boards of directors, as applicable, of the Specified Entities relating to the adoption and approval of, among other things, the Transaction Documents (as defined below); and

(f)           Certificates of good standing, existence, status or fact of the Secretary of the States of Florida and California, as applicable, of each Specified Entity, dated April 18, 2012 and April 17, 2012, respectively, as to certain factual matters (the “Certificates of Good Standing”).

The documents described above in paragraphs (a) through (c) inclusive are referred to herein collectively as the “Transaction Documents.”

We have also examined such other corporate and limited liability company documents and records, and such other certificates, opinions and instruments, and have conducted such investigation, as we have deemed necessary as a basis for the opinions expressed below.

In rendering our opinions in paragraph (1) through (3) below, we have relied solely upon the Certificates of Good Standing.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

(1)           Vaughan is a corporation organized under the laws of the State of Florida;

(2)           Rex is a limited liability company organized under the laws of the State of Florida;

(3)           Each of Madison/Graham and Madison/Graham Interstate is a corporation authorized to exercise all of its powers, rights and privileges in the State of California;

(4)           Each Specified Entity has the corporate or limited liability company power, as applicable, to guarantee the Exchange Notes pursuant to the terms of the Indenture and to execute and deliver the Transaction Documents to which it is a party and perform its obligations thereunder; and

(5)           Each Specified Entity has, by all necessary corporate or limited liability company action, as applicable, duly authorized the execution, delivery and performance of its Guarantee.

The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions:

(A)           We express no opinion as to, or the effect or applicability of, any law other than the Florida Business Corporation Act, the Florida Limited Liability Company Act, and the California Corporations Code, in each case as in effect on the date hereof.

This opinion is limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly so stated.  This opinion is given as of the date hereof, and we do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to us, after the date hereof that might alter the opinions contained herein.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof.  In rendering this opinion and giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.

                      Very truly yours,

                      /s/ Hughes Hubbard & Reed LLP